Exhibit 5.1

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

July 9, 2026

Cyclerion Therapeutics, Inc.

245 First Street, 18th Floor

Cambridge, MA 02142

Re: Registration of Securities of Cyclerion Therapeutics, Inc.

Ladies and Gentlemen:

We have acted as counsel to Cyclerion Therapeutics, Inc., a Massachusetts corporation (the “Company”), in connection with the registration statement on Form S-4 (File No. 333-295175) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of (i) 440,362,379 shares of the Company’s common stock, no par value per share (the “Common Stock”), (ii) 29,470 shares of the Company’s Series B Preferred Stock, no par value per share (the “Preferred Stock”), (iii) pre-funded warrants to purchase 38,693,669 shares of Common Stock (the “Pre-Funded Warrants”), (iv) warrants to purchase 1,624,624 shares of Common Stock (the “Common Warrants” and, together with the Pre-Funded Warrants, the “Warrants”) and (v) options to purchase 51,255,576 shares of Common Stock (“Options” and, together with the securities described in clauses (i)–(iv), the “Securities”), in each case subject to adjustment based on the final exchange ratio described in the Registration Statement. The Securities will be issued by the Company pursuant to the Agreement and Plan of Merger and Reorganization, dated as of April 1, 2026, as amended on April 17, 2026 (collectively, the “Merger Agreement”), by and among the Company, Cariboos Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of the Company, Cariboos Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company and Korsana Biosciences, Inc., a Delaware corporation (“Korsana”).

The Common Stock consists of (a) shares of Common Stock (the “Common Shares”) to be issued in exchange for shares of common stock, $0.0001 par value per share, of Korsana (the “Korsana Common Stock”) and Series A Preferred Stock, $0.0001 par value per share, of Korsana (the “Korsana Series A Preferred Stock”), pursuant to the Merger Agreement, (b) shares of Common Stock issuable upon conversion of the Preferred Stock to be issued in exchange for shares of Series Seed Convertible Preferred Stock, par value $0.0001 per share, of Korsana pursuant to the Merger Agreement (such Common Stock, the “Preferred Conversion Shares”), (c) shares of Common Stock issuable upon exercise of the Warrants to be issued in exchange for Korsana Series A Preferred Stock and warrants and pre-funded warrants to purchase shares of Korsana Common Stock pursuant to the Merger Agreement (such Common Stock, the “Warrant Shares”) and (d) shares of Common Stock issuable upon exercise of the Options to be issued in exchange for options to purchase shares of Korsana Common Stock pursuant to the Merger Agreement (such Common Stock, the “Option Shares”).

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the laws of the Commonwealth of Massachusetts.

Based upon and subject to the foregoing, we are of the opinion that:

1.	the Common Shares have been duly authorized and, when issued by the Company pursuant to the Merger Agreement, will be validly issued, fully paid and non-assessable;

2.	the Preferred Stock has been duly authorized and, when issued by the Company pursuant to the Merger Agreement, will be validly issued, fully paid and non-assessable;

3.

provided the Warrants are duly executed and delivered by the Company pursuant to the Merger Agreement, then the Warrants, when issued as described in the Registration Statement, will be a valid and legally binding obligation of the Company, enforceable against the Company in accordance with their respective terms;

4.

provided the Options are duly executed and delivered by the Company pursuant to the Merger Agreement, then the Options, when issued as described in the Registration Statement, will be a valid and legally binding obligation of the Company, enforceable against the Company in accordance with their respective terms;

5.

the Preferred Conversion Shares have been duly authorized and, when issued upon conversion of the Preferred Stock in accordance with the terms of the Preferred Stock, will be validly issued, fully paid and non-assessable;

6.	the Warrant Shares have been duly authorized and, when issued upon exercise of the Warrants in accordance with their respective terms, will be validly issued, fully paid and non-assessable; and

7.	the Option Shares have been duly authorized and, when issued upon exercise of the Options in accordance with their respective terms, will be validly issued, fully paid and non-assessable.

Our opinions set forth above are subject to (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting the rights and remedies of creditors generally and (b) general principles of equity.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP